Exhibit 99.1

WABCO Reports Q4 and Full Year 2008 Results, Record Full Year 2008 EPS; Realigns Company to New Market Conditions; Provides 2009 Operating Framework

•

Record full year 2008 diluted EPS of $3.24 on a U.S. GAAP basis; diluted EPS of $3.75 on a performance basis, up 25 percent from prior year; full year 2008 sales of $2.6 billion, up 7 percent from prior year and flat in local currencies

•

Q4 2008 diluted EPS of $0.33 on a U.S. GAAP basis; diluted EPS of $0.62 on a performance basis, down 39 percent from prior year; Q4 2008 sales of $455 million, down 33 percent from prior year and down 25 percent in local currencies

•	Full year 2008 EBIT margin of 9.6 percent, down from 10.0 percent a year ago; EBIT margin of 11.6 percent on a performance basis, up 4 basis points from prior year

•	Q4 2008 EBIT margin of 3.3 percent, down from 11.1 percent a year ago; EBIT margin of 9.5 percent on a performance basis, down from 12.9 percent a year ago

•	Significant progress in streamlining of organization by eliminating 600 positions in Q4 2008 out of 1,000 positions targeted for termination by Q2 2009

•	Cash dividend of 7 cents per share of common stock approved, payable on March 20, 2009, to shareholders of record on March 4, 2009

BRUSSELS, Belgium – February 5, 2009 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported a record full year 2008 diluted EPS of $3.24 on a U.S. GAAP basis and diluted EPS of $3.75 on a performance basis, up 25 percent from prior year. Full year 2008 sales reached $2.6 billion, up 7 percent over prior year and flat in local currencies, despite Q4 2008 sales of $455 million, down 33 percent from prior year and down 25 percent in local currencies.

“Even with sales flat versus a year ago, we reached a record level of earnings per share in 2008, delivered superb execution, and continued gains in productivity. We also achieved major success in our ambitious cost cutting program during Q4 2008, including elimination of 600 positions out of 1,000 positions targeted for termination by Q2 2009,” said Jacques Esculier, WABCO Chief Executive Officer. “The drop in the global commercial vehicle market in the fourth quarter was unprecedented for its speed and steepness, down 22 percent in Europe, 9 percent in North America, and 36 percent in China, based on preliminary market data. Facing this challenge, we demonstrated our ability to react rapidly and limit the decrease in our performance gross profit margin to 62 basis points in Q4 2008 compared with Q3 2008 when sales slightly rose. We more than doubled the results of our profit improvement plan that we launched in Q3 2008 by delivering $41 million in cost savings in Q4 2008, bringing total cost savings to $45 million for second half 2008.”

WABCO reported Q4 2008 Earnings Before Interest and Taxes (EBIT) of $15.2 million, down 80 percent from prior year. Excluding separation and streamlining costs as well as a one-time transitional impact from a new accounting standard (SFAS No. 141R) that WABCO will adopt in 2009, performance EBIT declined to $43.3 million, down 51 percent from prior year and down 50 percent from prior year in local currencies.

WABCO’s EBIT margin in Q4 2008 decreased to 3.3 percent from 11.1 percent versus prior year. Performance EBIT margin decreased to 9.5 percent from 12.9 percent versus prior.

On a U.S. GAAP basis, Q4 2008 net income decreased to $21.2 million or $0.33 per diluted share from net income of $54.4 million or $0.79 per diluted share a year ago. Excluding separation and streamlining costs, one-time and discrete tax items as well as a one-time transitional impact from a new accounting standard (SFAS No. 141R) that WABCO will adopt in 2009, Q4 2008 performance net income decreased to $39.5 million versus $69.6 million a year ago. Performance earnings per diluted share decreased by 39.2 percent to $0.62 versus $1.02 per diluted share a year ago.

“Early in the third quarter, we anticipated market declines and quickly took measures to mitigate the slowdown in production of commercial vehicles. We also achieved approximately $12 million of materials and conversion productivity in Q4 2008, resulting in a total of nearly $72 million of materials and conversion productivity gained during 2008 through our WABCO Operating System,” said Esculier. “We acted fast and efficiently to focus on realigning WABCO for a new level of market demand while still supporting our strategy of global expansion, technology leadership and excellence in execution. We also remain determined to deliver the innovation and continuously improving services that customers expect in all regions.”

WABCO generated $79.1 million in net cash from operating activities in Q4 2008 and $57.7 million of free cash flow. WABCO also paid $4.5 million in dividends in Q4 2008.

WABCO Directors Approve Cash Dividend

On January 29, 2009, WABCO’s board of directors approved a cash dividend of 7 cents per share of common stock. The dividend is payable on March 20, 2009, to shareholders of record on March 4, 2009.

Recent Highlights

As previously reported in January 2009, WABCO marked another milestone as a global technology leader when the company began supplying its highly advanced modular automated manual transmission (AMT) system to China National Heavy Truck Corporation (CNHTC). CNHTC is the largest producer of heavy duty trucks in China and the world’s first original equipment manufacturer to adopt WABCO’s highly advanced modular AMT system in volume production.

In December 2008, WABCO announced completion of its agreement with Guangdong FUWA Heavy Industry Co., Ltd., (Fuwa) to form a joint venture for production of air disc brakes in China. Fuwa is the largest manufacturer of commercial trailer axles in China and in the world. The joint venture will encompass manufacturing, assembly and testing of air disc brakes for commercial trailers, and it is expected in the coming years to manufacture air disc brakes to equip up to 250,000 axles.

In Q4 2008, the company’s joint venture in North America, Meritor WABCO, signed a five-year agreement to supply Wabash National Corporation with trailer anti-lock braking systems, roll stability systems, InfoLink™ data gateway systems, and the development of other related products to assist Wabash National in maintaining their technological leadership position in the North American trailer market. Wabash National has also honored Meritor WABCO with their platinum supplier award for outstanding delivery performance, product quality and product support.

In December 2008, the company announced that the Automotive Distribution Federation (ADF) in the United Kingdom has named WABCO as Commercial Vehicle Parts Supplier of the Year 2008, marking the third year in a row that WABCO has earned this award from the ADF, the UK trade association representing over 80 percent of parts distributors in the independent automotive aftermarket as well as parts manufacturers and importers.

Full Year 2008 Results

WABCO reported full year 2008 sales of $2.6 billion, up 7 percent over prior year and flat in local currencies, reflecting exceptional sales growth of 14 percent in local currencies during first half 2008 that was offset by sales decline of 13 percent during second half 2008 due to a severe and rapid falloff in the commercial vehicle market.

WABCO reported full year 2008 net income of $213.3 million or $3.24 per diluted share on a U.S. GAAP basis versus $125.4 million or $1.81 per diluted share in 2007. On a performance basis, which excludes separation and streamlining costs, one-time and discrete tax items as well as a one-time transitional impact from a new accounting standard (SFAS No. 141R) that WABCO will adopt in 2009, WABCO reported record net income, increasing 18 percent to $246.8 million from $208.5 million, while earnings per diluted share rose 25 percent to $3.75 per diluted share, compared with $3.01 per diluted share a year ago.

“When markets slump, leaders rise to the challenge,” said Esculier. “Our realignment strategy includes cost reduction programs as well as our streamlining program that we began in Q4 2008. It not only sizes WABCO for current demand but it also enables us to flex our organization up or down in rapid response to changes in market conditions, and it creates a better cost structure for when we return to growth.”

Under its share buy-back program announced on August 1, 2007, WABCO repurchased 3.4 million shares for $153.5 million during 2008. Since commencement of this program, WABCO has repurchased 6.0 million shares or 8.8 percent of diluted shares outstanding at the time of spin-off. As reported on October 29, 2008, WABCO has temporarily suspended share repurchases under its buy-back program.

Full Year 2009 Operating Framework

Due to uncertainties associated with 2009 market forecasts for commercial vehicles, WABCO is presently not providing full year earnings guidance. However, based on a set of market assumptions, the company’s operating framework for 2009 includes an estimated decline in 2009 sales of 25 to 35 percent in local currencies, full year reported operating margin from negative 1 to positive 2 percent, and performance operating margin from 3 to 6 percent.

On October 29, 2008, WABCO announced intended reductions in workforce by approximately 1,000 positions. In anticipation of further decrease in demand in the commercial vehicle industry, WABCO has expanded this streamlining program to a total of approximately 1,400 positions. As a result, WABCO expects that streamlining charges and related cash payments will range from $70 to $80 million, an update of its prior estimate. WABCO has also updated its estimated annualized savings associated with this program to range from $55 to $65 million. The company expects this streamlining program to be completed in the first half of 2009.

“Moving forward, WABCO is proactively and efficiently aligning its organization’s size and resource level with market assumptions to stay at the leading edge of capabilities and performance in a global commercial vehicle market that has significantly less volume. Furthermore, we have the flexibility to adapt rapidly to changes in market conditions, especially to take advantage of the potential impact of governmental economic stimulus programs that are being implemented in our key markets,” said Esculier. “As we continue to take actions to mitigate the industry slowdown and further accelerate our productivity, we are passionate about securing the future success of WABCO through continued pursuit of our strategic initiatives, including global expansion, technology leadership and excellence in execution.”

Conference Call

WABCO CEO Jacques Esculier and CFO Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 8 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com/investor-relations where the press release and financial information will be available under “WABCO Q4 and Full Year 2008 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 719 325 2157 and U.S. toll-free dial-in number is 888 809 5987.

A replay of the call will be available from 11:00 a.m. Eastern Time on February 5 until midnight February 11, 2009. Replay dial-in number is +1 719 457 0820 and U.S. toll-free dial-in number is 888 203 1112. Pass code is 7228477.

About WABCO

WABCO Vehicle Control Systems (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability, and transmission automation systems supplied to the world’s leading commercial truck, trailer, and bus manufacturers. With sales of $2.6 billion in 2008, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

Comments in this document contain certain forward-looking statements, which are based on management’s good faith expectations and beliefs concerning future developments. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the risks and uncertainties described in the “Risk Factors” section and the “Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on Company estimates.

Non-GAAP Financial Measures

To facilitate understanding of Q4 and full year 2008 results, several tables follow this news release. EBIT and sales excluding the effects of foreign exchange are non-GAAP financial measures. Additionally, operating income, EBIT, EBIT margin, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining costs, one-time and discrete tax items as well as a one-time transitional impact from a new accounting standard (SFAS No. 141R) that WABCO will adopt in 2009, as applicable. Lastly, “free cash flow” presents our net cash provided by operating activities less net cash used in investing activities. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the Company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment 1

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

Attachment 2

•	Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Q4 2008 Data Supplement Sheet

•	Full Year 2008 Data Supplement Sheet

•	Reconciliation of Operating Income Margin to Performance Operating Income Margin for 2009

Media, investors and financial analysts contact

Mike Thompson, +32 2 663 9854, mike.thompson@wabco-auto.com

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
(Amounts in millions, except share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Sales	$454.7	$679.2	$2,588.0	$2,415.9
Cost of sales	343.7	490.0	1,894.0	1,764.2

Gross profit	111.0	189.2	694.0	651.7
Cost and expenses:
Selling and administrative expenses	76.2	82.8	343.2	299.8
Product engineering expenses	18.1	19.8	92.9	84.2
Other operating expense, net	0.4	12.0	11.4	26.0

Operating income	16.3	74.6	246.5	241.7

Equity (income)/loss of unconsolidated joint ventures	0.1	(2.1)	(8.1)	(9.1)
Other non-operating expense, net	1.0	1.3	6.8	9.6
Interest (income)/expense, net	(0.9)	—	(3.7)	4.5

Income before income taxes	16.1	75.4	251.5	236.7

Income taxes	(5.1)	21.0	38.2	111.3

Net income	$21.2	$54.4	$213.3	$125.4

Net income per common share
Basic	$0.33	$0.81	$3.28	$1.85
Diluted	$0.33	$0.79	$3.24	$1.81

Common shares outstanding
Basic	63,963,351	67,231,877	65,113,404	67,887,919
Diluted	64,036,035	68,434,257	65,871,941	69,270,661

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2008	2007
(Amounts in millions)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$392.8	$183.2
Accounts receivable, less allowance for doubtful accounts: $6.9 in 2008; $6.4 in 2007	313.8	464.6
Inventories	162.7	177.4
Taxes on income	20.0	0.0
Future income tax benefits	2.3	8.0
Other current assets	54.4	54.2

Total current assets	946.0	887.4

Facilities, less accumulated depreciation	315.8	336.2
Goodwill	360.8	376.8
Capitalized software costs, net of accumulated amortization: $145.9 in 2008; $129.1 in 2007	22.7	35.1
Long-term future income tax benefits	31.1	40.7
Investments in unconsolidated joint ventures	74.0	83.0
Other assets	25.6	35.0

Total Assets	$1,776.0	$1,794.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable to banks	$76.4	$10.2
Accounts payable	108.3	193.5
Accrued payroll	89.8	100.1
Current portion of warranties	54.2	49.7
Taxes on income	0.0	12.8
Indemnification liabilities	25.2	26.4
Other accrued liabilities	74.5	91.6

Total current liabilities	428.4	484.3

Long-term debt	173.6	116.0
Post-retirement benefits	319.9	334.1
Deferred tax liabilities	26.6	25.6
Minority interests	13.4	13.5
Long-term indemnification liabilities	35.2	55.6
Long-term income tax liabilities	94.1	95.6
Other liabilities	83.3	61.9

Total Liabilities	1,174.5	1,186.6

Total Shareholders’ Equity	601.5	607.6

Total Liabilities & Shareholders’ Equity	$1,776.0	$1,794.2

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended December 31,
(Amounts in millions)	2008	2007
Operating activities:
Net income	$21.2	$54.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13.3	16.9
Amortization of capitalized software and other intangibles	5.5	6.5
Equity in earnings of unconsolidated joint ventures, net of dividends received	1.6	0.5
Non-cash stock compensation	2.0	1.4
Deferred income taxes	9.9	18.9
Loss on disposal of facilities	0.8	0.3
Changes in assets and liabilities:
Accounts receivable	106.4	(15.6)
Inventories	18.8	12.6
Accounts payable	(57.3)	(4.3)
Other accrued liabilities and taxes	(64.2)	(32.0)
Post-retirement benefits	(3.1)	(1.3)
Other current and long-term assets	7.7	10.4
Other long-term liabilities	16.6	7.8

Net cash provided by operating activities	79.1	76.5

Investing activities:
Purchases of property, plant and equipment	(20.3)	(31.7)
Investments in capitalized software	(1.1)	(0.9)
Proceeds from disposal of property, plant and equipment	—	1.9

Net cash used in investing activities	(21.4)	(30.7)

Financing activities:
Net (repayments)/borrowings of long-term debt	(29.1)	116.0
Net borrowings/(repayments) of short-term debt	66.3	(64.4)
Purchases of treasury stock	(2.7)	(93.6)
Dividend payments	(4.5)	(4.8)
Proceeds from exercise of stock options	—	13.8

Net cash provided/(used) in financing activities:	30.0	(33.0)

Effect of exchange rate changes on cash and cash equivalents	(1.8)	5.3

Net increase in cash and cash equivalents	85.9	18.1
Cash and cash equivalents at beginning of period	306.9	165.1

Cash and cash equivalents at end of period	$392.8	$183.2

WABCO HOLDINGS Inc.

Consolidated Statements of Income

Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in millions, except per share data)	2008	2007	2008	2007
Net Income	$21.2	$54.4	$213.3	$125.4

Adjustments:
Streamlining cost, net of tax	17.2	—	27.1	8.4
Tax items	(0.5)	(0.8)	1.4	1.2
Separation costs, net of tax and separation related taxes	0.4	16.0	3.8	73.5
One-time impact from adoption of FAS 141R	1.2	—	1.2	—

Performance Net Income	$39.5	$69.6	$246.8	$208.5

Performance Net Income per Diluted Common Share	$0.62	$1.02	$3.75	$3.01

Common Shares Outstanding - Diluted	64.0	68.4	65.9	69.3

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

(Amounts in millions)	Three Months Ended December 31,
	2008	2007
Net Cash Provided by Operating Activities	$79.1	$76.5

Deductions or Additions to Reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(21.4)	(32.6)
Proceeds from disposal of property, plant and equipment	—	1.9

Free Cash Flow	$57.7	$45.8

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Q4 2008 Data Supplement Sheet

(Unaudited)

	Quarter Ended December 31,
(Amounts in millions)	2008	% of Sales/ Adj Sales	2007	% of Sales/ Adj Sales	% Chg vs. 2007
Sales
Reported	$454.7		$679.2		-33.1%
Foreign exchange translation effects	51.4		—

Adjusted Sales	$506.1		$679.2		-25.5%

Gross Profit
Reported	$111.0	24.4%	$189.2	27.9%	-41.3%
Streamlining costs	8.5		—
Separation costs	0.3		0.4

Performance Gross Profit	$119.8	26.3%	$189.6	27.9%	-36.8%
Foreign exchange translational effects	10.6		—

Adjusted Gross Profit	$130.4	25.8%	$189.6	27.9%	-31.2%	-215	bps

Selling, Administrative, Product Engineering Expenses and Other
Reported	$94.7	20.8%	$114.6	16.9%	-17.4%
Streamlining costs	(17.4)		(1.4)
Separation costs	(0.3)		(11.3)

Performance Selling, Administrative, Product Engineering Expenses and Other	$77.0	16.9%	$101.9	15.0%	-24.4%
Foreign exchange translational effects	10.3		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$87.3	17.2%	$101.9	15.0%	-14.3%	225	bps

Operating Income
Reported	$16.3	3.6%	$74.6	11.0%	-78.2%	-740	bps
Streamlining costs	25.9		1.4
Separation costs	0.6		11.7

Performance Operating Income	$42.8	9.4%	87.7	12.9%	-51.2%	-350	bps
Foreign exchange translational effects	0.3		—

Adjusted Operating Income	$43.1	8.5%	$87.7	12.9%	-50.9%	-440	bps

Equity in Income/(Loss) of Unconsolidated Joint Ventures
Reported	(0.1)		$2.1
Foreign exchange translational effects	—		—

Adjusted Equity in Income/(Loss) of Unconsolidated Joint Ventures	$(0.1)		$2.1

EBIT (Earnings Before Interest and Taxes)
Reported Net Income	$21.2		$54.4
Adjust for taxes	(5.1)		21.0
Adjust for interest income	(0.9)		—

EBIT	$15.2	3.3%	$75.4	11.1%	-79.8%	-776	bps
Streamlining costs	25.9		1.4
Separation costs	0.6		10.7
One-time impact from adoption of FAS 141R	1.6		—

Performance EBIT (Earnings Before Interest and Taxes)	$43.3	9.5%	$87.5	12.9%	-50.5%	-336	bps
Foreign exchange translational effects	0.7		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$44.0	8.7%	$87.5	12.9%	-49.7%	-419	bps

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Full Year 2008 Data Supplement Sheet

(Unaudited)

	Twelve Months Ended December 31,
(Amounts in millions)	2008	% of Sales/ Adj Sales	2007	% of Sales/ Adj Sales	% Chg vs. 2007
Sales
Reported	$2,588.0		$2,415.9		7.1%
Foreign exchange translation effects	(173.2)		—

Adjusted Sales	$2,414.8		$2,415.9		0.0%

Gross Profit
Reported	$694.0	26.8%	$651.7	27.0%	6.5%
Streamlining costs	10.5		2.5
Separation costs	1.1		0.8

Performance Gross Profit	$705.6	27.3%	$655.0	27.1%	7.7%
Foreign exchange translational effects	(55.6)		—

Adjusted Gross Profit	$650.0	26.9%	$655.0	27.1%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$447.5	17.3%	$410.0	17.0%	9.1%
Streamlining costs	(26.4)		(10.2)
Separation costs	(13.7)		(26.2)

Performance Selling, Administrative, Product Engineering Expenses and Other	$407.4	15.7%	$373.6	15.5%	9.0%
Foreign exchange translational effects	(28.6)		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$378.8	15.7%	$373.6	15.5%	1.4%

Operating Income
Reported	$246.5	9.5%	$241.7	10.0%	2.0%
Streamlining costs	36.9		12.7
Separation costs	14.8		27.0

Performance Operating Income	$298.2	11.5%	281.4	11.6%	6.0%	-13	bps
Foreign exchange translational effects	(27.0)		—

Adjusted Operating Income	$271.2	11.2%	$281.4	11.6%	-3.6%	-42	bps

Equity in Income of Unconsolidated Joint Ventures
Reported	$8.1		$9.1
Foreign exchange translational effects	(0.3)		—

Adjusted Equity in Income of Unconsolidated Joint Ventures	$7.8		$9.1		-14.3%

EBIT (Earnings Before Interest and Taxes)
Reported Net Income	$213.3		$125.4
Adjust for taxes	38.2		111.3
Adjust for interest (income)/expense	(3.7)		4.5

EBIT	$247.8	9.6%	$241.2	10.0%	2.7%
Streamlining costs	36.9		12.7
Separation costs	14.8		26.1
One-time impact from adoption of FAS 141R	1.6		—

Performance EBIT (Earnings Before Interest and Taxes)	$301.1	11.6%	$280.0	11.6%	7.5%	4	bps
Foreign exchange translational effects	(25.6)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$275.5	11.4%	$280.0	11.6%	-1.6%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Operating Income Margin to Performance Operating Income Margin for 2009

(at a Euro to US Dollar rate of 1.2)

(Unaudited)

Twelve Months Ending, December 31, 2009
Operating Income

Reported Operating Income Margin	(1.0)% - 2.0%
Streamlining costs, impact to margin	3.3%
Separation costs, impact to margin	0.7%

Performance Operating Income Margin	3.0% -6.0%

Note: The presentation of performance Operating Income Margin is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.